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Exhibit (11)-Statement Re: Computation of Loss Per Share

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
                                                           Three months ended                        Nine months ended
                                                              December 31                              December 31
                                                          1997            1996                     1997           1996
                                                      ------------   ------------              ------------    -----------
                                                 (in thousands, except per share data)    (in thousands, except per share data)
Basic and Diluted Loss Per Share:

Average shares outstanding                               7,203            7,356                   7,275          7,307

Average treasury shares outstanding                         (4)             (80)                    (66)           (39)

Net effect of dilutive stock options-based on
   the treasury stock method using average
   market price                                              -                -                       -              -
                                                      ---------      -----------             -----------     ----------

Totals                                                   7,199            7,276                   7,209          7,268
                                                      =========      ===========             ===========     ==========

Net loss                                               $  (811)       $  (2,092)              $  (2,398)      $ (2,454)
                                                      =========      ===========             ===========     ==========

Per share amount                                       $ (0.11)       $   (0.29)              $   (0.33)      $  (0.34)
                                                      =========      ===========             ===========     ==========
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